Exhibit (d)(3)

MUTUAL NONDISCLOSURE AGREEMENT

THIS MUTUAL NONDISCLOSURE AGREEMENT (the “Agreement”), is made effective as of July 15, 2020 (the “Effective Date”) by and between HORIZON THERAPEUTICS PLC (“Horizon”), an Irish company, with its principal place of business located at Connaught House, 1st Floor, 1 Burlington Road, Dublin D04 C5Y6, Ireland and VIELA BIO, INC. (“Viela”), a Delaware corporation, with its principal place of business at One Medimmune Way, First Floor, Area Two, Gaithersburg, Maryland, USA, to assure the protection and preservation of the confidential and/or proprietary nature of information to be disclosed or made available to each other in connection with certain negotiations or discussions between the parties regarding a potential negotiated transaction or collaboration involving Horizon and Viela, which may include, without limitation, commercial distribution and development of Viela’s drug(s) in Europe (a “Potential Transaction”). The parties hereby agree as follows:

1.     Subject to the limitations set forth in Section 2, any information, which is marked or otherwise identified as confidential or could reasonably be considered to be confidential or proprietary, of a party (the “Disclosing Party”) disclosed or made available to the other party by the Disclosing Party or its Representative (the “Receiving Party”), whether in oral, written, graphic, electronic, or other form, and which is disclosed in connection with the Potential Transaction shall be “Proprietary Information.” In particular, Proprietary Information of a party shall include, without limitation, trade secrets, know-how, inventions, ideas, tangible and intangible information, including, where applicable, but not limited to, antibodies and other biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, compounds, products, processes, designs, formulas, methods, techniques, programs, software models, algorithms, developmental or experimental work, test data and results (including, without limitation, pharmacological, toxicological and clinical test data and results), compilations of data, other works of authorship, improvements, discoveries, information regarding plans for research and development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers, licensees and strategic partners, the existence and terms of any business discussions, negotiations or agreements to which such party is a party and information regarding the skills and compensation of other employees or consultants of such party.

2.     The term “Proprietary Information” shall not include information which the Receiving Party can demonstrate by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, generally known or available; (b) is rightfully known by the Receiving Party at the time of receiving such information; (c) is hereafter furnished to the Receiving Party by a third party (that is not a Representative of the Disclosing Party), as a matter of right and without restriction on disclosure; or (d) is independently developed by the Receiving Party without any breach of this Agreement.

3.     The Receiving Party shall maintain all Proprietary Information of the Disclosing Party in confidence and other than as expressly permitted herein shall not disclose any Proprietary Information of the Disclosing Party to any third party. The Receiving Party may use Proprietary Information of the Disclosing Party solely to evaluate the Receiving Party’s interest in pursuing a Potential Transaction (the “Authorized Purpose”), and for no other purpose. The Receiving Party shall not use Proprietary Information of the Disclosing Party for any purpose or in any manner that would constitute a violation of any laws or regulations, including, without limitation, any applicable export control laws. The Receiving Party shall only permit access to Proprietary Information of the Disclosing Party to those of its or its Affiliate’s employees, directors, officers, consultants, agents, financial advisors, investment bankers, attorneys and accountants, who (a) have a need to know such information for the Authorized Purpose, (b) have been advised by the Receiving Party of the Receiving Party’s obligations under this Agreement, and (c) are contractually or legally bound by obligations of non-disclosure and restricted use at least as stringent as those contained herein (“Representatives”). The failure of any Representative of the Receiving Party to comply with the terms and conditions of this Agreement shall be considered a breach of this Agreement by the Receiving Party. The Receiving Party shall immediately notify the Disclosing Party in the event of any loss, unauthorized disclosure or unauthorized use of, or any inability to account for, any Proprietary Information.

4.     Any request by the Receiving Party or any of its Representatives to review any of the Disclosing Party’s Proprietary Information must be directed to the individual(s) identified under the name of the Disclosing Party on Exhibit A (each, a “Disclosing Party Contact Person”). Neither the Receiving Party nor any of the Receiving Party’s Representatives shall contact or otherwise communicate with any other Representative or employee of the Disclosing Party in connection with the Potential Transaction without the prior written authorization of a Disclosing Party Contact Person.

5.     Neither the Disclosing Party nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any Proprietary Information, which is provided “AS IS”, and neither the Disclosing Party nor any of its Representatives will have any liability to the Receiving Party or to any of the Receiving Party’s Representatives relating to or resulting from the use of any Proprietary Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between Horizon and Viela and is validly executed on behalf of each of Horizon and Viela or their designated Affiliates will have legal effect. Nothing in this Agreement shall be deemed to create any obligation on the part of either party to enter into a further agreement, and each party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement concerning the Authorized Purpose. Nothing in this Agreement shall be construed to restrict either Party’s use or disclosure of its own confidential and proprietary information.

6.     Proprietary Information shall not be reproduced in any form except as required to accomplish the Authorized Purpose. All Proprietary Information shall remain at all times the property of the Disclosing Party, and, upon the Disclosing Party’s written request, shall be destroyed; provided, however, that the Receiving Party may retain one copy of such Proprietary Information for archival purposes only; provided, further, Proprietary Information contained in system-backup media, such as email backup tapes, need not be destroyed so long as the backup media are maintained in confidence and are not readily accessible to users. All retained Proprietary Information shall remain subject to the terms and conditions of this Agreement.

7.     Notwithstanding any other provision of this Agreement, disclosure of Proprietary Information of the Disclosing Party shall not be precluded if such disclosure is in response to a valid order of a court or other governmental body of competent jurisdiction or is otherwise required by law or regulation; provided, however, that the Receiving Party shall, if permitted under the applicable jurisdiction, provide advance written notice to the Disclosing Party and shall reasonably cooperate with Disclosing Party’s efforts (a) to obtain a protective order requiring that the Proprietary Information of the Disclosing Party so disclosed be used only for the purposes for which the order was issued or for the purposes required by the applicable law or regulation or (b) to seek other confidential treatment of such information.

8.     The term of this Agreement will begin on the Effective Date and expire on the first anniversary of the Effective Date. This Agreement may be terminated prior to expiration by either party upon 30 days’ written notice to the other party. Neither expiration nor termination of this Agreement shall relieve either party of the obligations of non-disclosure and restricted use of Proprietary Information, which shall survive for a period of five (5) years from the date of such expiration or termination.

9.     Except as provided in Section 4 above, any notices required or permitted hereunder shall be given to the appropriate party at the address specified in the preamble, to the attention of the signatories below, or at such other address as such party shall specify in writing. Such notice shall be in writing and shall be deemed given (a) upon personal delivery to the appropriate address, (b) if sent by certified or registered mail, postage prepaid, three days after the date of mailing, or (c) if sent by recognized express courier (such as FedEx, UPS, DHL), the business day such courier makes delivery.

10.     This Agreement, as well as any amendment hereto, will be governed by and construed according to the laws of the State of New York, excluding its conflicts of laws principles. Each party hereby expressly consents to the exclusive personal jurisdiction of the state and federal courts located in New York County, New York (and the appellate courts therefrom) for any legal action or proceeding arising out of or relating to this Agreement, and both parties irrevocably and unconditionally waive any defense of inconvenient forum to the maintenance of any action or proceeding in any such court, any objection to venue with respect to any such action or proceeding, and any right of jurisdiction on account of the place of residence or domicile of a party hereto.

11.     The parties hereby acknowledge and agree that in the event of any breach of this Agreement by the Receiving Party hereunder, including, without limitation, the actual or threatened disclosure or unauthorized use of Proprietary Information of the Disclosing Party without the prior express written consent of such Disclosing Party, such Disclosing Party may suffer an irreparable injury such that remedy at law may not adequately protect or appropriately compensate such Disclosing Party for such injury. Accordingly, the parties agree that such Disclosing Party may have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that such Disclosing Party may have for a breach of this Agreement by the Receiving Party.

12.     The Receiving Party acknowledges and agrees that it is aware (and that the Receiving Party’s Representatives are aware or will be advised by the Receiving Party) that Proprietary Information being furnished by the Disclosing Party contains material, non-public information regarding the Disclosing Party and that the United States securities laws prohibit any person who has such material, non-public information from purchasing or selling securities of the Disclosing Party on the basis of such information or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information.

13.     No patent right or license is hereby granted by or to either party by this Agreement and the disclosure of Proprietary Information shall not result in any obligation by the Disclosing Party to grant the Receiving Party any rights in and to such Proprietary Information.

14.     This Agreement (including any exhibits hereto) contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to said subject matter. For the avoidance of doubt, information exchanged by the parties under the prior Confidentiality Agreement, effective as of August 1, 2018, between them, which prior agreement expired by its terms on August 1, 2019, shall continue to be governed by that agreement. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect, and the provision that is invalid, illegal or unenforceable shall be revised by the court to the least amount to achieve as nearly as possible the same effect as was originally intended by the parties. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns. Neither party shall assign or delegate its obligations under this Agreement either in whole or in part without the prior written consent of the other party, except in connection with a sale of all or substantially all of such party’s business or assets. Any attempted assignment, transfer or other conveyance in violation of the foregoing shall be void ab initio. The waiver from time to time by either party of any of its rights or a party’s failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such party’s rights or remedies provided in this Agreement. The parties hereto confirm their agreement that this Agreement, as well as any amendment hereto and all other documents related hereto, including legal notices, shall be in the English language only. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Execution of this Agreement by industry standard electronic signature software and/or facsimile copies of signature pages or signatures delivered by any reliable electronic means shall be effective as original signatures.

15.     For the purpose of this Agreement, an “Affiliate” shall mean any person, corporation or other entity, which controls, is controlled by, or is under common control with a party hereto. A person, corporation or other entity shall be deemed to control another person, corporation or entity if it owns, directly or indirectly, more than fifty (50%) of the voting shares or other interest, or has the power to elect more than half the directors, of such other corporation or entity or has the ability, via contract or otherwise, to direct the affairs of such entity.

[Signature page follows]

IN WITNESS WHEREOF, the parties have, by duly authorized persons, executed this Agreement to be binding and effective as of the Effective Date.

For and on behalf of
HORIZON THERAPEUTICS PLC		VIELA BIO, INC.

By:	/s/ William D. Gannon	By:	/s/ Bart Kus
Name:	William D. Gannon	Name:	Bart Kus
Title:	Authorized Signatory	Title:	BD

[SIGNATURE PAGE TO MUTUAL NONDISCLOSURE AGREEMENT]

EXHIBIT A

DISCLOSING PARTY CONTACT PERSONS

HORIZON THERAPEUTICS PLC	VIELA BIO, INC.
ANDY PASTERNAK	BART KUS
JOE WHALEN	MITCHELL CHAN
PAUL HAN	STEVE SAHEB